EXHIBIT 99.1

DEEP WELL SECURES AN ADDITIONAL $10 MILLION FINANCING

August 15, 2008 - 08:00 EDT

EDMONTON, ALBERTA - (Marketwire - August 15, 2008) Deep Well Oil & Gas, Inc. ("Deep Well") (PINK SHEETS: DWOG - News) is pleased to announce that it has secured a private placement financing for $10 million USD with an European investor.

Deep Well successfully closed an equity investment as of August 14, 2008 for U.S. $5 million for 10,638,297 units at a price of U.S. $0.47 per unit. Included in the subscription are 10,638,297 common shares, purchase warrants for 10,638,297 common shares at a price of U.S. $0.71 per share and a fractional warrant for an aggregate of 2,000,000 common shares at a price of U.S. $0.95 per share. The warrants are exercisable for a period of three years.

Deep Well expects to close a further U.S. $5 million, with the same subscriber, closing on October 31, 2008 at a unit price equal to the lower of U.S. $0.75 per share or the volume weighted average trading price of the common shares as quoted on the Pink Sheets, for the 30 day period commencing on October 1, 2008 and including October 30, 2008, less 10%. The subscription is subject to a minimum price of U.S. $0.40 per share. The subscription includes one warrant per share issued at a price of 1.5 times the unit price and one additional fractional warrant at a price of 2 times the unit price exercisable for a period of three years from the closing date.

Deep Well expects to close a further U.S. $5 million, with the same subscriber, closing on October 31, 2008 at a unit price equal to the lower of U.S. $0.75 per share or the volume weighted average trading price of the common shares as quoted on the Pink Sheets, for the 30 day period commencing on October 1, 2008 and including October 30, 2008, less 10%. The subscription is also is subject to a minimum price of U.S. $0.40 per share. The subscription includes one warrant per share issued at a price of 1.5 times the unit price and one additional fractional warrant at a price of 2 times the unit price exercisable for a period of three years from the closing date.

The majority of the funds are planned to be used to drill six additional wells, with an optional 7th well. The drilling is expected to commence on or about November 1, 2008, weather permitting.

Deep Well Oil & Gas, Inc. is a Nevada corporation based in Alberta Canada. Deep Well and its subsidiaries Northern Alberta Oil Ltd. and Deep Well Oil & Gas (Alberta) Ltd. have a 100% working interest in 6 contiguous sections of a P&NG license, an 80% working interest, in 51 contiguous sections of oil sands development leases, 40% working interest in an additional 12 sections of oil sands development leases and an 80% working interest in 6.5 sections of oil sands permits in the Sawn Lake heavy oil area in North Central Alberta. The permits and leases cover 47,759 acres. Andora Energy through their subsidiary formerly known as Signet Energy has earned a 40% interest in 12 sections. A previously published independent engineering report estimated that, there are 819.5 million original barrels of oil in place, the newly acquired 6 sections not included.

This press release contains forward-looking statements including, without limitation, with respect to the closing of the second tranche of the private placement and the use of proceeds of the private placement. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Company's proposed oil and gas related business and described in this press release. The Company's business and the realization of the results contemplated by this press release are subject to various risks, which are discussed in the Company's filings with the Securities and Exchange Commission ("SEC"), as well as the risk that the second tranche of the private placement will not close on October 31, 2008, or at all, as a result of closing conditions not being met or for any other reason. The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement. Deep Well Oil & Gas, Inc. (PINK SHEETS: DWOG - News)

Contact:
Deep Well Oil & Gas, Inc.
Investor Relations
1 888 - OILSAND (1-888-645-7263)
www.deepwelloil.com